Exhibit 10.2

THE REPUBLIC OF SENEGAL

One People — One Goal — One Faith

HYDROCARBON EXPLORATION AND PRODUCTION SHARING CONTRACT

SAINT LOUIS OFFSHORE PROFOND

Petro-Tim limited	Petrosen

3

CONTRACT

BETWEEN

•                                          the Republic of Senegal (hereinafter the “State”), represented for the purposes hereof by Mr. Karim WADE, Minister of State, Minister of International Cooperation, Air Transport, Infrastructure and Energy,

party of the first part,

AND

•                                          PETRO-TIM LIMITED, a company governed by the laws of the Cayman Islands, with its head office located at P.O. Box 866 Anderson Square Building, KY1-11023, hereinafter called “PETRO-TIM”, and hereby represented by Mr. Wong Joon Kwang, Managing Chief Executive Officer, duly authorized to that end,

•                                          SOCIÉTÉ DES PÉTROLES DU SÉNÉGAL, a company governed by the laws of Senegal, with its head office located at Dakar, Route du Service Géographique, Hann BP 2016, Senegal, hereinafter “PETROSEN”, and hereby represented by Mr. Ibrahima MBODJI, Managing Director, duly authorized to that end,

Hereinafter collectively referred to as the “Contractor”,

party of the second part,

WHEREAS

The discovery and the operation of hydrocarbons are prominent economic policy objectives within the territory of the Republic of Senegal;

The Contractor represents that it has the technical and financial capabilities to execute the Oil Operations authorized in accordance with this document and wishes to undertake the said Oil Operations within the framework of a production sharing contract, setting forth its rights and obligations;;

Having regard to Act No. 98-05 dated 8 January 1998 containing the Oil Code setting forth the legal and tax system for research, operation and the transport of hydrocarbons and its implementing decree No. 98-810 of 6 October 1998;

NOW THEREFORE, THE FOLLOWING HAS BEEN MUTUALLY AGREED AND ORDERED:

CHAPTER ONE

GENERAL PROVISIONS

ARTICLE 1

DEFINITIONS

The terms defined in this article shall have the following meaning for the entire Contract and the other texts that may supplement or modify the same:

1.1.                            “Joint Operating Agreement” means the Agreement executed between the Parties constituting the Contractor, in accordance with Article 4.9 below, setting forth the respective rights, interests and obligations of the said Parties concerning the Contractual Area and determining the terms under which the Oil Operations shall be carried out, and the expenses and results associated therewith shall be allocated among the said Parties.

1.2.                            “Calendar Year” means a period of twelve (12) consecutive months, beginning on January first (1st) and ending on the following December thirty- first (31st).

1.3.                            “Contract Year” means a period of twelve (12) consecutive months, beginning on the Effective Date or the anniversary of said Effective Date.

1.4.                            “Budget” means the detailed cost estimate of the Oil Operations forecast in the Annual Works Programme.

1.5.                            “Contractor” means, collectively, PETRO-TIM LIMITED and PETROSEN and any entity to which an interest might be transferred pursuant to Articles 24 and 29 below.

1.6.                            “Contract” means this document and its appendices forming the Contract and any addition or modification to this document, receiving the approval of the Parties in accordance with the provisions of Article 35.3 below.

1.7.                            “Oil Code” means Law No. 98-05 dated 8 January 1998 establishing the legal and tax code for research, operation and the transport of hydrocarbons, and its implementing provisions.

1.8.                           “Oil Costs” means the entirety of the costs and expenses incurred by the Contractor within the framework of this Contract that are necessary according to industry rules in use in the international oil industry in performing the Oil Operations involving the Contract Area and determined according to the Accounting Procedure attached to this Contract as Appendix 2.

1.9.                            “Effective Date” means the effective date of the Contract, as defined in Article 35.5 below.

1.10.                     “Dollar” means the United States dollar.

1.11.                     “State” means the Republic of Senegal.

1.12.                     “CFA Franc” means a franc of the West African Monetary Union (UMOA).

1.13.                     “Natural Gas” means the dry and wet gas produced in isolation or together with the Crude Oil and any other gaseous component extracts from the wells.

1.14.                     “Associated Natural Gas” means the Natural Gas existing in a reservoir in a solution with Crude Oil or in the form of “gas-cap” in contact with the Crude Oil, and which is produced or may be produced in association with Crude Oil.

1.15.                     “Non-Associated Natural Gas” means Natural Gas excluding Associated Natural Gas.

1.16.                     “Marketable Deposit” means a geological entity filled with hydrocarbons, duly evaluated in accordance with the provisions in Article 9 below, and which, in accordance with the rules in use in the international oil industry, can be developed and produced under economic conditions for the Contractor.

1.17.                     “Hydrocarbons” means Crude Oil and Natural Gas.

1.18.                     “Minister” means at any time the Minister in charge of the sector of Oil Operations or his qualified representative.

1.19.                     “Ministry” means at any time the Ministry in charge of the sector of Oil Operations.

1.20.                     “Oil Operations” means all operations for the prospecting, research, evaluation, development, production, storage, transport and sale of the Hydrocarbons to the Delivery Point, including the treatment of Natural Gas, but excluding the refining and distribution of petroleum products.

1.21.                     “Party (Parties)” means the State and/or the Contractor.

1.22.                     “Operation Perimeter” means the portion of the Contract Area delineated by the perimeter of a Marketable Deposit established in accordance with the provisions of Article 10.1 below.

1.23.                     “Crude Oil” means: raw mineral oil, asphalt, ozokerite and any other liquid hydrocarbons at the natural state or obtained from Natural Gas by condensation or extraction, including condensates and Natural Gas liquids.

1.24.                     “PETROSEN” means Société des Pétroles du Sénégal and its successors and transferees.

1.25.                     “Abandonment Plan” means the plan for the demobilisation and abandonment of the facilities and infrastructures associated with the production of Hydrocarbons, in accordance with the provisions of Article 20.

1.26.                     “Delivery Point” means the F.O.B. point at the loading terminal of the Hydrocarbons in Senegal and/or any other point mutually agreed upon by the Parties.

1.27.                     “Annual Works Schedule” means the document describing the Oil Operations to be carried out in accordance with the provisions of Article 16 below.

1.28.                     “Total Commercial Production” means the total production of Crude Oil and Natural Gas obtained from the Exploitation Perimeter(s), less the quantities used for the purposes of the Oil Operations and any unavoidable losses.

1.29.                     “Affiliated Company” means any company that directly or indirectly controls or is controlled by a company referred to in Article 42 of the Oil Code or any company that directly or indirectly controls or is controlled by a company referred to in Article 42 of the Oil Code, it being understood that such control means the direct or indirect ownership by a company or any other entity of a percentage of stock or corporate shares of no less than 50%, that is sufficient to give rise to voting rights at the general stockholder meeting of another company or to give a determining power in the management of such other company.

1.30.                     “State Company” means a public establishment, a national company or a Senegalese company created in view of oil operations in which the State has a majority share equity.

1.31.                     “Third Party” means an entity other than an Affiliated Company.

1.32.                     “Contract Area” means the surface area defined in Appendix 1 of this Contract. The surface areas returned by the Contractor shall be considered as no longer comprising the Contract Area. On the other hand, the Operation Perimeter(s) shall form an integral part of the Contract Area during the time they are in effect.

ARTICLE 2

PURPOSE AND TERM OF THE CONTRACT

2.1.                            This Contract is a production sharing contract by which the State entrusts the Contractor with the provision of all necessary services for the research, and if applicable, the operation of Hydrocarbons which the Contract Area might enclose.

The Contractor shall act solely to carry out and perform the Oil Operations. It shall assign all technical, technological means, equipment and materials and all personnel necessary thereto.

The Contractor shall assume, at its own risk and expense, the entire responsibility for the implementation and the financing of the Oil Operations.

In the event of discovery of a Marketable Deposit in the Contract Area, the production of Hydrocarbons from the said Deposit shall be, for the entire period of the Operation with respect to this Contract, the object of a production sharing between the Parties in accordance with the provisions of Article 22 below.

2.2.                            This Contract specifically establishes the conditions under which the research and the operation of the Marketable Hydrocarbon Deposit shall be carried out along with the storage, transport, primary treatment, liquefaction, evacuation of the Hydrocarbons and related substances and/or products derived therefrom by means of separation or treatment, refining proper being excluded.

2.3.                            This Contract is entered into for the period of research, including its renewals and extensions, and for the operation period relating to each Marketable Deposit, respectively defined in Articles 5 and 10 below.

2.4.                            If, at the end of the research period, including its renewals and extensions, the Contractor has not notified the Minister of its decision to develop a Marketable Hydrocarbon Deposit in accordance with Article 10.1 below, this Contract shall end.

2.5.                            The expiration, release or termination of this Contract does not release the Contractor from its obligation with respect to this Contract created before or on the occasion of the said expiration, release or termination, which shall be executed by the Contractor.

ARTICLE 3

RIGHTS OF THE CONTRACTOR
IN THE IMPLEMENTATION OF THE OIL OPERATIONS

3.1.                            In accordance with the provisions of applicable laws and regulations, in particular the Oil Code and the provisions of this Contract, the Contractor shall have the right:

a)             to search for Hydrocarbons within the Contract Area and, if necessary, the Operation Perimeters, and to extract, store, transport, carry out the primary treatment and/or liquefaction, sell, export the Hydrocarbons and the related substances and/or products deriving therefrom via separation or treatment, refining proper being excluded, coming from deposits contained within the Operation Perimeters.

b)             to access any place located within the Contract Area, so as to perform therein the Oil Operations.

c)              to implement any facilities and all work and in a general manner, all deeds and operations necessary for the conducting of the Oil Operations;

d)             to use water necessary for the Oil Operations, provided that such use does not damage the water supply of the inhabitants and the water points for livestock;

e)              to use the rocks, sand, clay, gypsum, lime and other similar substances, necessary to the conducting of the Oil Operations.

3.2.                            Subject to the Minister’s authorization, which shall not unreasonably be withheld, the Contractor shall have the right to build at its own expense all facilities necessary to the Oil Operations and in particular, but not limited to, any roads, pipelines, storage facilities, port facilities, both inside and outside the Contract Area.

Said authorization of the Minister may be subject to the use by Third Parties of the surplus capacities of the said facilities, on condition that such use does not interfere with the Oil Operations and that said Third Parties pay a fair and equitable consideration to the Contractor.

ARTICLE 4

GENERAL OBLIGATIONS OF THE CONTRACTOR
IN THE CONDUCT OF THE OIL OPERATIONS

4.1.                            The Contractor shall comply with the laws and regulations of the Republic of Senegal and strictly abide by the stipulations of this Contract.

4.2.                            The Contractor shall perform all works necessary for the implementation of the Oil Operations, according to the rules of the art in use in the international oil industry.

In particular, the Contractor shall take all necessary steps to:

a)             ensure that all of the facilities and equipment used in the Oil Operations are in good operating condition and are properly maintained and repaired during the period of this Contract;

b)             avoid that any Hydrocarbons, sludge or any other product used in the Oil Operations may be wasted and may pollute the underground water;

c)              place Hydrocarbons that are produced in storage areas built for this purpose and not remove Crude Oil from storage in underground tanks, except temporarily in situations of emergency or with the prior authorization of the Minister;

d)             ensure the protection of the environment, prevent accidents and limit the consequences thereof, and in particular, prevent, reduce and control the pollution of the environment and if applicable restore the sites and undertake the abandonment project upon completion of each Oil Operation under the conditions established in Article 20 below.

4.3.                            All work and facilities erected in the marine areas of Senegal under this Contract shall be:

a)             constructed, indicated and marked with buoys so as to leave at all times and in total safety free passage for navigation;

b)             fitted with navigational aids that shall be approved by the proper Senegalese authorities and maintained in good operating condition.

4.4.                            The Contractor shall in particular make it known when implementing the Oil Operation to take all necessary measures for the protection of the environment, in accordance with the provisions of the international agreements related to the pollution of sea water by Hydrocarbons and their implementing provisions.

4.5.                            The Contractor shall compensate and indemnify the State and any person in the event of damage that might be caused by the Oil Operations or damage that occurred due to the employees or officials of the Contractor during or on occasions of said Operations.

The State shall in no way be liable for any damage, accident or dispute related to the Oil Operations.

4.6.                            The Contractor shall sign and have its subcontractors sign all insurance policies in use in the international oil industry relating to the obligations and liabilities for which it is responsible and specifically the liability insurance policies with respect to third parties, property damage insurance policies to the property and the environment, and the insurance policies that might be required by the regulations in effect in the Republic of Senegal. The Contractor shall provide to the Minister the certificates proving the signing of said insurance policies; this communication in no way shall commit the responsibility of the State for the event in which, upon the occurrence of an accident, the guarantees or the amount of these insurance policies should prove to be insufficient.

4.7.                            In the event that the Contractor is comprised of several entities, the obligations and responsibilities of the latter by virtue of this Contract shall be joint and several, save for the contrary rules provided in particular pursuant to Article 24 below regarding the rights and obligations of PETROSEN.

4.8.                            The Contractor is responsible for opening, within three (3) months after the Effective Date, an office in the Republic of Senegal and for maintaining it during the term of this Contract; the said office shall specifically be provided with an agent having the authority to conduct the Oil Operations and to whom any notification regarding this Contract may be submitted.

4.9.                            The Contractor shall, before the date on which this Contract is signed, give the Minister notice of the entity designated as operator for the carrying out of the Oil Operations under the responsibility of the Contractor. It shall also submit for its approval, within thirty (30) days following the Effective Date, the joint operating agreement entered into among the entities composing the Contractor. Any change of operator shall receive the prior approval of the Minister that may not be unreasonably withheld when the new operator has the technical and financial capacities necessary for carrying out the Oil Operations.

TITLE II

RESEARCH

ARTICLE 5

TERM OF THE RESEARCH PERIOD -RENEWALS

5.1.                            The initial research period related to the Contract Area shall be two (2) Contract Years.

5.2.                            If the Contractor has complied with the project obligations as defined in Article 7 below for the current Research Period, the Contractor shall be granted, as a matter of law, by way of a decree, the renewal of the research period on two (2) occasions for an additional research period of three (3) Contract Years for the first renewal and two and a half (2.5) Contract Years for the second renewal period.

For each renewal, the Contractor shall submit, in accordance with the provisions of the Oil Code, a request to the Minister at least two (2) months before the expiration of the then current research period.

5.3.                            If, as of the expiration of the second renewal period, an evaluation project programme for a discovery of Hydrocarbons as indicated in Article 9 below is in the process of being implemented, the Contractor shall as a matter of law obtain, by decree, within the estimated surface area of the said discovery, an extension of the research period underway for the time necessary for the completion of the evaluation project, without however being able to exceed six (6) months.

In such event, the Contractor shall submit an extension request to the Minister at least thirty (30) days before the expiration of the second renewal period, and for this same period, the Contractor shall have fulfilled all project obligations defined in Article 7 below.

5.4.                            In accordance with the provisions of the Oil Code, the duration of the research time period shall also be extended, if necessary, by decree, in the event of discovery of Hydrocarbons for which the project evaluation programme has been executed but has not yet made it possible to declare the latter marketable; the extension period, the area covered and the conditions of such extension are set forth in Article 9 below.

ARTICLE 6

SURFACE RETURNS AND RELEASE

6.1.                            Upon the expiration of the initial research period, the Contractor shall return at least thirty percent (30%) of the initial surface of the Contract Area.

6.2.                            Upon the expiration of the first renewal period, the Contractor shall return at least twenty percent (20%) of the initial surface area of the Contract Area.

6.3.                            Pursuant to Articles 6.1. and 6.2. above:

a)             the surface areas abandoned with respect to Article 6.5 below, plus the surface areas already covered by the Operation Perimeters shall be deducted from the surfaces to be returned;

b)             the Contractor shall have the right to determine the extent, the form and the location of the research perimeter which it intends to keep. However, the portion returned shall be a simple geometric form, marked off by North/South, East/West lines or by natural limits;

c)              a drawing with an indication of the research perimeter that is being kept shall be attached to the renewal request.

6.4.                            Upon the expiration of the research period, the Contractor shall return the remaining surface area of the Contract Area, excluding any surfaces covered by Operation Perimeters.

6.5.                            The Contractor may, at any time, subject to prior notice of three (3) months with the exception indicated in Article 10.5, notify the Minister that it waives its rights over all or part of the Contract Area. In the event of partial release, the provisions of Article 6.3.b) above shall be applicable to the delineation of the returned perimeter.

In any event, no voluntary release during a research period will reduce the project obligations cited in Article 7 below for the research period underway or the amount of the corresponding parent company guarantee.

ARTICLE 7

RESEARCH PROJECT OBLIGATIONS

7.1.                            The Contractor shall begin the geological and geophysical work within three (3) months following the Effective Date.

7.2.                            During the initial research period cited in Article 5.1 above, the Contractor shall:

a)             carry out at least two thousand five hundred (2,000) of 3-D seismic acquisitions with a minimum investment of eight million Dollars (USD 8,000,000);

7.3.                            During the first renewal period cited in Article 5.2 above, the Contractor shall carry out at least one (1) exploration drilling with a minimum investment of twenty million Dollars (USD 20,000,000);

7.4.                            During the second renewal period cited in Article 5.2 above, the Contractor shall carry out at least one (1) exploration drilling with a minimum investment of twenty million Dollars (USD 20,000,000);

7.5.                            Each of the exploration drillings provided for under this Agreement shall be carried out up to the minimum depth of three thousand five hundred (3,500) meters from the surface of the sea (hereinafter the “contractual minimum depth”).

However, such drill operations may be stopped at a lesser depth, if the continuation of the drilling, carried out in accordance with the rules of the art in use in the international oil industry is excluded for one of the following reasons:

a)             the base is encountered at a depth less than the minimum contract depth;

b)             continuation of the drilling presents a clear danger due to the existence of an abnormal layer pressure;

c)              oil formations are encountered, the crossing of which requires the laying of piping for their protection not permitting the reaching of the minimum contract depth.

In the event that any of the above conditions is satisfied, the Contractor shall, before stopping the drill operation, obtain the prior authorization of the Minister with the assistance of PETROSEN, which may not be unreasonably withheld, and the hole shall be — in the event of approval — considered as having been drilled to the minimum contract depth. The ruling of the Minister shall be made known as soon as possible.

7.6.                            If the Contractor, during the first renewal period, either during the initial research period, or the first renewal period, implements a number of exploratory drill operations greater than the minimum drill obligations provided for in Articles 7.3. and 7.4. above, then the excess hole or holes could be postponed to the following research period or periods and could be deducted from the project obligations set forth for the said period or periods, on condition that at least one exploration hole shall be carried out per renewal period.

7.7.                            Pursuant to Articles 7.2. through 7.6. above, the holes made within the framework of a project evaluation programme shall not be considered as exploration holes, and only one well per discovery shall be considered as being an exploration hole.

7.8.                            If, at the end of any research period, or in the case of total release or termination of the Contract, the research work conducted having not attained the minimum commitments undertaken in Articles 7.2. through 7.4. above, the Contractor shall pay the State, no later than the expiration of the research period in progress, a compensation equal to the unpaid balance of the work commitments projected for this period and calculated in accordance with the provisions of Article 7.9. below, failing which the State shall call up the bond provided for in Article 7.10. below.

Once payment has been made, the Contractor shall be deemed to have fulfilled its minimum project obligations with respect to Article 7 of this Contract; the Contractor may, except in the case of termination of the Contract for a major breach of Contract, continue to benefit from the Contract provisions and, in the event of an allowable claim, obtain the renewal of the research period.

7.9.                            If the Contractor does not carry out the work provided for in Articles 7.2 through 7.4 above, the compensation cited in Article 7.8. that the Contractor shall pay to the State, as payment for non-execution, shall be determined as follows:

a)             if the works provided for in Article 7.2.a) have not been performed, an amount of eight million Dollars (USD 8,000,000);

b)             if the works provided for in Article 7.3 have not been performed, or if the exploration drilling has not been completed up to the minimum contractual depth provided for in Article 7.5 above, an amount of twenty million Dollars (USD 20,000,000);

c)              if the works provided for in Article 7.4 have not been performed, or if the exploration drilling has not been completed up to the minimum contractual depth provided for in Article 7.5 above, an amount of twenty million Dollars (USD 20,000,000).

7.10.                     On the Effective Date, the Contractor shall provide an irrevocable parent company guarantee securing the proper performance of the works and financial obligations under this Agreement, acceptable by the Minister, covering its minimum work obligations for the initial research period.

In the event of renewal of the research period, the Contractor shall also provide at the entry into effect of each renewal period a similar bond covering the minimum project obligations for the renewal period in question.

The amount of the guarantee shall be calculated on the basis of the amounts in Article 7.9. above.

Three (3) months after the completion of a seismic programme or an exploration hole carried out to the minimum contract depth, the above-mentioned bond shall be, after notification to the Minister, adjusted so as to cover the minimum project obligations of the research period in progress remaining to be fulfilled, evaluated according to the provisions of the previous paragraph.

If, at the end of any research period, or in the event of total release or termination of the Contract, the research project having not attained the minimum commitments agreed to in this Article 7, the Minister shall have the right under the terms of Article 7.8 to call up the bond as compensation for the non-execution of the project commitments that the Contractor had signed.

ARTICLE 8

SURFACE AREA RENTS

8.1.                            The Contractor, no later than the first day of each Contract Year, shall pay the following surface area leasing amount:

a)             five (5) Dollars per square kilometre and per year during the initial research period;

b)             eight (8) Dollars per square kilometre and per year during the first renewal period;

c)              fifteen (15) Dollars per square kilometre and per year during the second renewal period and during any extension provided for in Articles 5.3. and 5.4. above.

8.2.                            The surface area rents shall be determined for the entire year according to the extent of the Contract Area held by the Contractor as of the due date of said rents. In the event of a release during the Contract Year, no reimbursement of the already-paid rents shall be made.

8.3.                            The surface area rents shall be paid by the Contractor to PETROSEN which has been entrusted by the State with the carrying out of actions necessary for the promotion of the oil investments in Senegal.

ARTICLE 9

EVALUATION OF A DISCOVERY

9.1.                            If the Contractor discovers Hydrocarbons within the Contract Area, it shall immediately notify the Minister thereof and prepare, in accordance with the rules of the art in use in the international oil industry, the tests required to evaluate the Petroleum indicated during the drilling.

9.2.                            If the Contractor wishes to evaluate the above-mentioned discovery, it shall submit to the Minister within six (6) months following the notification of the discovery a project evaluation programme and the corresponding budget. The Minister’s approval shall not be unreasonably withheld.

9.3.                            The Contractor shall then execute the evaluation project of the discovery as diligently as possible in accordance with the established programme.

9.4.                            At the end of this evaluation project, which may not be extended beyond the research period cited in Article 5 above, including the renewals and any extensions, the Contractor shall provide to the Minister, within two (2) months, a report containing the technical and economic data on the discovered deposit which will establish, according to the Contractor, the marketable character of the said deposit. This report shall include in particular the following information:

•                                          the geological and petrophysical information of the deposit;

•                                          the estimated delineation of the extent of the deposit and the corresponding technical proof;

•                                          the results from the project tests conducted or samplings taken;

•                                          an estimate of the reserves and a preliminary economic study for placing the deposit into operation.

9.5.                            The deposit’s marketability shall be determined by the Contractor. If the Contractor concludes that the duly evaluated deposit is marketable, it shall also submit to the Minister, within six (6) months from completion of the evaluation project, a development and operation startup plan of the Marketable Deposit in question, which shall in particular contain the following:

•                                          the precise delineation and surface area of the requested Exploitation Perimeter, within the currently valid Contract Area for the Marketable Deposit in question;

•                                          an estimate of recoverable reserves, proven and probable and of the production profile and a study on the Hydrocarbon recovery methods and the economic development of the Natural Gas;

•                                          the description and the project features necessary for the exploitation startup of the Marketable Deposit, such as the number of wells, the facilities required for production, treatment, storage and the transport of the Hydrocarbons;

•                                          the schedule for implementing the above-mentioned project and the date forecasted for the production startup;

•                                          an environmental impact study indicating any effects from the projected work on the environment, the conditions under which they satisfy the environment concerns and a preliminary plan of abandonment or restoration of the sites in question at the end of the exploitation;

•                                          an estimate of development costs and the corresponding exploitation, and an economic study proving the marketable character of the Deposit.

Within three (3) months following the acceptance of the development plan and the exploitation startup, the Minister may propose revisions or modifications to the said plan and the provisions of Article 16.2 of the Contract shall apply mutatis mutandis [with the necessary changes] to the said development plan concerning its adoption within three (3) months after it is submitted.

9.6.                            If the Marketable Deposit extends beyond the limits of the Contract Area, the Minister may, if necessary, require that the Contractor exploit the said deposit in conjunction with the contractor of the adjacent contract area or areas according to the provisions of a so-called “unitization” agreement.

The Contractor shall submit to the Minister for his approval the development and exploitation startup plan of the Marketable Deposit prepared in association with the contractor of the adjacent contract area within six (6) months after the Minister has stated his requirements.

If the development and exploitation startup plan is not submitted to the Minister within the above-indicated time period, or if it was not adopted by the Minister, the latter may prepare a development and exploitation startup plan in accordance with the rules of the art in use in the international oil industry. Said plan shall be adopted by the Contractor if the terms established by the Minister do not have the purpose of reducing the economic profitability of the Contractor as resulting from the Contract or imposing on the Contractor an investment significantly higher than that which he would normally have had to assume if he have had to ensure the development and startup of exploitation by itself.

9.7.                            The Minister can request the Contractor to abandon the surface delineating a discovery of Hydrocarbons, if the Contractor:

a)             has not begun the evaluation project of the discovery within two (2) years after the date of notification to the Minister of said discovery mentioned in Article 9.1 above;

b)             does not consider the deposit as being marketable within a time period of eighteen (18) months after the completion of the evaluation project, except in the case of application of the provisions of Article 9.8. below.

Any surface area thus returned shall be deducted from the surfaces to be returned by way of Article 6 above, and the Contractor shall lose any right over the Hydrocarbons that could be produced from this discovery.

9.8.                            If, at the end of the evaluation project, the Contractor establishes in the report mentioned in Article 9.4. above that the Hydrocarbon deposit covered by the discovery is not exploitable commercially in the immediate future but may become so, he may, upon request, obtain an extension of the research period involving the presumed extension of said deposit the purpose of which is to grant him a withholding period of said deposit measured from the date the signed report was submitted, such period being equal:

a)             to three (3) years in the event of a discovery of a Crude Oil deposit;

b)             to five (5) years in the event of a discovery of a non-associated Natural Gas deposit.

During said retention period, the Contractor shall deliver to the Minister within sixty (60) days after the end of each Calendar Year a report showing the marketability or lack thereof of the deposit in question. He shall also, if it is a non-associated Natural Gas deposit, update the market study of the potential outlets of the said Gas.

9.9.                            If required, the Contractor, may, according to the terms set forth by the Oil Code, obtain, during the research period, a temporary exploitation authorization, in particular to conduct long-term production testing.

At the end of the said testing, the Contractor shall supply to the Minister an evaluation report similar to that mentioned in Article 9.4 above, that will indicate the results and the interpretations of the tests and an estimate of the long-term production profile of the deposit and of the best possible mode of recovery.

TITLE III

EXPLOITATION

ARTICLE 10

TERM OF THE EXPLOITATION PERIOD

10.1.                     If a discovery of Hydrocarbons is found commercially exploitable, the Contractor shall, on the date the development and the exploitation startup plan is submitted for the Marketable Deposit in question, apply for and obtain by decree, in accordance with the provisions of the Oil Code, the authorization of exploitation with respect to the Exploitation Perimeter of the said Deposit granted for a duration of twenty-five (25) years and involving the extent of the Marketable Deposit within the Contract Area that is currently valid.

10.2.                     Upon the expiration of the period of twenty-five (25) years stipulated in 10.1. above, the exploitation period of the Exploitation Perimeter shall be renewed by decree, upon the request of the Contractor, for an additional period of ten (10) years, renewable at most once, on condition that the Contractor has fulfilled all of its contract obligations and proves that a commercial production based on the Exploitation Perimeter is still possible at the expiration of the initial period of exploitation or the first renewal.

10.3.                     The Contractor shall start the development works of a Marketable Deposit no later than six (6) months after the granting of the Exploitation Perimeter and shall pursue such works diligently.

10.4.                     In particular, the Contractor shall:

a)             apply to the exploitation startup of a Marketable Deposit the cleanest possible methods in order to avoid losses of energy and industrial products;

b)             ensure the preservation of the deposit and the best possible economic performance in Hydrocarbons;

c)              conduct studies for assisted recovery as soon as possible and use such processes if they lead to an improvement of the ultimate recovery rate of Hydrocarbons;

d)             periodically conduct tests and measures on each well in production so as to control the proper exploitation of the Marketable Deposit.

10.5.                     Any release request related, in whole or in part, to an Exploitation Perimeter submitted by the contractor with an advance notice of one (1) year will be favourably examined if it has satisfied all of its obligations and promises to execute any work which it might be ordered to do by the Minister in the interest of public safety, the preservation of deposits and underground water and the protection of the environment, in accordance with the rules of the art in use in the international oil industry.

The above-mentioned advance notice shall be accompanied by the list of measures that the Contractor undertakes to implement at the time of its release, and this release shall only become effective after the proper execution of the work that may have been ordered by the Minister.

ARTICLE 11

PRODUCTION PROGRAMMES

11.1.                     The Contractor undertakes to produce on a yearly basis reasonable quantities of Hydrocarbons from each Marketable Deposit according to the rules of the art in use in the international oil industry, mainly taking into consideration the rules of proper preservation of the deposits and the best possible recovery of the Hydrocarbon reserves under economic conditions.

11.2.                     In case of production, the Annual Works Schedule, mentioned in Article 16 below, which the Contractor must submit before 1 (1st) October of each Calendar Year, to the Minister, will include, for each Marketable Deposit, the production program and the corresponding budget prepared for the following Year.

11.3.                     The Contractor shall attempt to produce, during each Calendar Year, the quantities estimated in the production programme defined above.

ARTICLE 12

NATURAL GAS

12.1.                     All provisions of the Contract shall apply mutatis mutandis [with the necessary changes] to Natural Gas subject to the special provisions of this article.

12.2.                     No quantity of Associated Natural Gas that, according to the evaluation of the Contractor, could not be economically reinjected, or used in the Oil Operation, or treated for sale, may be burned by the Contractor without the prior approval of the Minister which may not be refused if the temporary burning of the Gas is in accordance with the rules of the art in use in the international oil industry.

In such event, the Contractor shall, except in cases of emergency, notify the Minister at least two (2) months in advance and provide the necessary proof showing in particular that all or part of this Gas cannot be usefully and economically used to improve the best possible economic rate of recovery of Crude Oil by reinjection in accordance with the provisions of Article 10.4 above or any other use that could normally be required.

12.3.                     If the Contractor:

a)             decides to burn the Associated Natural Gas in accordance with the provisions of Article 12.2 above; or

b)             decides not to exploit a discovery of Non-associated Natural Gas; then the State shall have the right to exploit and remove the said Natural Gas, without paying any compensation to the Contractor. The State shall assume in such event if applicable all the additional costs necessary for the production, the treatment and the removal of the said Natural Gas.

12.4.                     If the Contractor considers the Natural Gas as commercially exploitable, it may in particular sell the Natural Gas that it produces to the State for the local consumption needs of the Republic of Senegal at competitive prices with other replacement products but also for other industry uses at prices suitable to the Parties.

ARTICLE 13

HYDROCARBON MEASUREMENT

13.1.                     The Contractor shall measure, at a point mutually agreed upon by the Parties, all of the Hydrocarbons produced, after extraction of water and related substances, by using, according to the approval of the Ministry, the equipment and measuring procedures in accordance with the methods in use in the international oil industry. The Ministry shall have the right to examine these measures and to inspect the equipment and procedures used.

13.2.                     If, during the exploitation, the Contractor wishes to modify the said equipment and procedures, it shall obtain the prior approval from the Minister.

13.3.                     When equipment or procedures used have led to an overestimate or an underestimate of the quantities measured, the error shall be considered as existing since the date of the last calibration of the equipment, unless the contrary can be proven and the appropriate adjustment shall be implemented for the corresponding period.

ARTICLE 14

HYDROCARBON TRANSPORT

14.1.                     The Contractor shall have the right to transport or have transported the products of its exploitation to points of storage, treatment, loading or wholesale consumption, all the while maintaining ownership, under conditions established by the Oil Code.

14.2.                     The authorization for transport shall be granted under law, upon their request, either to the Contractor, or individually to each of the companies forming the Contract. The approval by the Minister of a pipeline project, as indicated in Article 39 of the Oil Code, may not be refused, if the project complies with the current regulations and makes it possible to ensure the transport of the products extracted under the best possible technical, economical and environmental conditions.

14.3.                     In the event of several discoveries of Hydrocarbons within the same geographical region, the Contractor may come to a friendly agreement with the other exploiting entities for the construction and/or common usage of pipeline installations making it possible to evacuate all or part of their respective productions. All protocols, agreements or contracts resulting therefrom shall be submitted for the prior approval of the Minister.

Absent an amiable agreement, the Minister may request that the Contractor and the other exploiting entities join forces for the construction and/or common usage, under the best possible technical and economic conditions of facilities or pipelines, on condition that this demand may not be either for reducing the economic profitability of the Contractor such as it results from this Contract or imposing a significant investment for the Contractor in particular greater than that which it would normally have had to assume if it had had to ensure alone the implementation of the project.

ARTICLE 15

LOCAL DEMAND FOR CRUDE OIL

15.1.                     The Contractor assumes an undertaking as regards its production of Crude Oil in the Republic of Senegal to be sold to the State by priority, the share needed to satisfy the domestic consumption needs of the country, equal at a maximum to the percentage that the quantity of Crude Oil produced by the Contractor represents with respect to the total quantity of Crude Oil produced in the Republic of Senegal.

15.2.                     The Minister shall give no later than October first (1st) written notice of the quantity of Crude Oil that it chooses to buy, in accordance with this article, during the following Calendar Year. After the deliveries have been made to the State or to the beneficiary designated by the Minister, the deliveries shall be made in quantities reasonably equal and at regular time intervals during the said Year, according to the ways and means established by agreement of the Parties.

15.3.                     The Contractor shall sell the Crude Oil to the State at a price established in accordance with the provisions of Article 21 hereinbelow with regard to determining the “current international market price”. This price shall be payable in Francs CFA at the exchange rate with respect to the Dollar, published by the Central Bank as of the payment date established sixty (60) days after delivery.

TITLE IV

JOINT PROVISIONS REGARDING
RESEARCH AND EXPLOITATION

ARTICLE 16

ANNUAL WORKS SCHEDULE

16.1.                     The Contractor shall submit to the Minister, within thirty (30) days following the Effective Date of the Contract, the Annual Works Schedule and the corresponding Budget for the Calendar Year in progress.

Three (3) months before the expiration of each Calendar Year, the Contractor shall submit to the Minister the Annual Works Schedule and the corresponding Budget forecast for the following Calendar Year.

The Annual Works Schedule and the corresponding Budget shall be subdivided among the various research, evaluation, development and production activities.

16.2.                     The Minister may not unreasonably reject the Annual Works Schedule and the corresponding Budget. However, the Minister may propose revisions or modifications to the Annual Works Schedule by making these known to the Contractor within thirty (30) days following the acceptance of this Programme.

In such event, the Minister and the Contractor shall meet as soon as possible to study the revisions and modifications requested and establish by mutual agreement the Annual Works Schedule and the corresponding Budget in their final form, in accordance with the rules of the art in use in the international oil industry. The date for adopting the Annual Works Schedule and the corresponding Budget shall be the date of the above-mentioned joint agreement.

If the Minister does not notify the Contractor of his wish to revise or modify the above documents, within the above-mentioned thirty (30) days, then the said Annual Works Schedule and the corresponding Budget shall be considered as being adopted by the Minister on the expiration date of the said time period.

16.3.                     The results derived during the carrying out of the project or any special circumstances might justify changes to the Annual Works Schedule. In such event, after notification to the Minister, the Contractor may carry out such changes on condition that the fundamental objectives of said Annual Works Schedule are not modified.

ARTICLE 17

INSPECTION OF OIL OPERATIONS

17.1.                     The Oil Operations shall be subject to the inspection of the State. Its duly-qualified officials shall have the right to monitor the Oil Operations and to inspect, at reasonable intervals, the facilities, equipment, materials, recordings and corresponding records of the Oil Operations.

17.2.                     Prior to any implementation, the Contractor shall give the Ministry notice of the Oil Operations such as geological or geophysical campaign, probing or well testing, so that the qualified officials of the Ministry may be present at the said operations without however causing any delay in the normal progress of the operations.

The Contractor shall keep the Ministry informed of the progress of the operations, and if necessary inform it of any accidents that have occurred.

For the purposes of permitting the exercising of rights as indicated in Article 17.1 above, the Contractor shall provide to the representatives of the Ministry reasonable assistance regarding the means of transport and lodging, and expenses for transportation and lodging directly linked to the monitoring and to the inspection shall be at the expense of the Contractor.

17.3.                     The Ministry may demand that the Contractor carry out, at its own expense, all work deemed necessary to ensure the safety, hygiene and protection of the environment during the Oil Operations.

17.4.                     In the event that the Contractor decides to abandon a hole, it shall notify the Ministry thereof at least seventy-two (72) hours before the abandonment.

ARTICLE 18

INFORMATION AND REPORTS

18.1.                     The Contractor shall keep, in accordance with the rules of the art in use in the international oil industry, all data and information resulting from the Oil Operations and, in particular, the recordings, measurement and geophysical interpretation reports, geological reports, borehole loggings and drilling reports and tests, and shall supply a copy to the Ministry as soon as possible of all data, information, reports and interpretations, obtained or prepared during the Oil Operations.

All maps, sections, profiles and any other documents or geophysical or geological recordings shall be supplied to the Ministry on a transparent medium for subsequent reproduction and in digital form, if necessary.

The Contractor shall supply to the Ministry a representative portion of the core samples, drill cuttings, and samples of fluids produced during the tests or production trials.

Upon expiration, or in the event of a release or termination of the Contract, the original document, including the magnetic tapes, shall be transferred to the Ministry.

18.2.                     The Contractor shall supply to the Ministry the following periodical reports:

a)             a daily report on the progress of the drilling and on the production, and a weekly report on the geophysical work in progress;

b)             within fifteen (15) days following the end of each month, a monthly report on the Oil Operations underway;

c)              within thirty (30) days following the end of the months of March, June, September and December, a quarterly report regarding the Oil Operations carried out during the past quarter and a detailed report of expenses incurred;

d)             within sixty (60) days following the end of each Calendar Year, a report regarding the Oil Operations carried out during the past Calendar Year, and a detailed report of expenses incurred and a list of the personnel employed by the Contractor.

18.3.                     The Ministry may at any time access technical and economic files of the Contract with respect to the Oil Operations, of which at least one copy shall be kept in the Republic of Senegal.

The Contractor undertakes to supply to the Ministry upon its request, all reports, studies, recordings, measuring results, tests, trials, interpretations, documents and information enabling the monitoring of the execution of the Oil Operations.

18.4.                     All reports and information supplied to the Ministry by the Contractor shall be, if they bear the disclosure “Confidential”, considered as such during a period of three (3) years from the time they are obtained. The State may makes these documents known to any individual employed by it or working on its behalf. The above-mentioned confidentiality period may be increased if the Minister so deems necessary.

However, the Minister may use the information supplied by the Contractor for the purpose of preparing and publishing any report required by law and any report and study of general interest.

18.5.                     Notwithstanding the provisions of Article 18.4 above, the Minister may place any information in the public domain regarding any area on which the Contractor no longer has exclusive rights, subsequent to the expiration, release, or withdrawal of the said rights or the termination of the Contract over the said area.

ARTICLE 19

PERSONNEL, TRAINING AND EQUIPMENT

19.1.                     The Contractor may, immediately from the start of the Oil Operations, employ on a priority basis, with equal qualifications, the citizens of the Republic of Senegal and contribute to the training of this personnel in order to enable their promotion to any positions as qualified workers, specialty officials, clerks and managers.

At the end of each Calendar Year, the Contractor shall prepare, in agreement with the Ministry, a recruitment plan and a training plan to achieve an increased and broader participation of the Senegalese personnel in the Oil Operations.

19.2.                     Particularly, in order to facilitate the employ of Senegalese personnel, the Contractor shall provide, in view of the satisfaction of its needs, for the training and the advanced training of its personnel employed for the Oil Operations. The Contractor shall also attempt to provide for the training and advanced training of the personnel of the Ministry and of PETROSEN.

The Contractor shall organize this training and advanced training, according to a plan established by mutual agreement with the Minister and the General Manager of PETROSEN, either within its company, or in other enterprises, by means of internships or exchanges of personnel, both in Senegal and abroad.

In addition, the Contractor shall support PETROSEN with the promotion of oil research and operations in Senegal.

For these purposes, the Contractor shall devote to the training plan of the Ministry’s personnel and that of PETROSEN a minimum of:

•                                          Two hundred thousand Dollars (USD 200,000) per year during the research period; and

•                                          starting from the granting of an Exploitation Perimeter, a minimum of three hundred thousand Dollars (USD 300,000) per Contract Year.

19.3.                     In addition, the Contractor shall earmark for the promotion of oil exploration and production in Senegal a minimum amount of one hundred thousand Dollars (USD 100,000) per Contract Year for the research period;

19.4.                     During the first Contract Year, the Contractor agrees to acquire for PETROSEN and in accordance with PETROSEN’s instructions, earth science hardware and software and its updates over a period of five (5) years in the amount of One hundred and fifty-thousand Dollars (USD 150,000).

19.5.                     Foreign personnel employed by the Contractor and its subcontractors for the needs of the Oil Operations shall be authorized to enter and stay in Senegal for the required duration. The Ministry shall assist the Contractor for the issuance and the renewal of the administrative documents necessary for the entry and stay in the Republic of Senegal of said personnel and their families, in accordance with the current legislation.

ARTICLE 20

ABANDONMENT AND TRANSFER OF ASSETS UPON EXPIRATION

20.1.                     In accordance with the provisions of Article 9.5 above, the Contractor shall submit for approval to the Minister a preliminary plan of the abandonment or site restoration works at the end of operations (the “Abandonment Plan”); the Abandonment Plan of each relevant area shall be in line with generally accepted good workmanship in use in the international oil industry (the “Abandonment Cost Estimates”).

The Contractor shall be entitled to adjust the Abandonment Cost Estimates during the entire term of the Contract and shall indicate the amounts to be provided for in plus or minus in the annual report referred to in Article 18.2b) above or in any other documents approved by an agreement between the Parties.

The Contractor shall open in its own name a bank account (the “Bank Account”) intended to receive, in Dollars or in any other convertible currency of its choosing, the amounts necessary to cover the Abandonment Cost Estimates (the “Necessary Amounts”). The Bank Account shall receive annual payments spread over the estimated life of each Commercial Deposit, in accordance with established principles governing the setting aside of provisions deductible for tax purposes.

The Bank Account may receive interest that shall be capitalized in order to contribute to the Necessary Amounts. In the event that the said Necessary Amounts appear to be higher than the Abandonment Cost Estimates, any amounts in excess shall be posted to the credit of the Oil Costs Accounts and/or added as exceptional profits.

The Amounts Necessary in order to cover the Abandonment Cost Estimates shall be recoverable Oil Costs and/or operating expenses recoverable for tax purposes.

20.2.                     Upon the expiration or the termination of the Contract, or in the case of surface area returns, the assets belonging to the Contractor and necessary for the Oil Operations in the area returned shall become the property of the State at no charge, unless they must be used by the Contractor for the exploitation of other Commercial Deposits located in Senegal. The transfer of ownership shall where applicable result in the terminating as a matter of law of any security interest or guarantee involving these assets, or that these assets comprise.

If the Minister decides not to use all or part of the said assets, he may demand that the Contractor removes them at the Contractor’s expense. However, the abandonment project shall be carried out in accordance with the Abandonment Plan.

20.3.                     During the Contract’s validity term, the probes acknowledged by joint agreement as unsuitable for the pursuit of research or the exploitation shall be taken up by the State, at the request of the Ministry, for the purposes of converting them into water wells. The Contractor shall then be responsible for leaving in place the pipes over the requested height and possibly the well-head and to perform the sealing of the probe in the requested area.

TITLE V

ECONOMIC AND TAX PROVISIONS

ARTICLE 21

PRICE OF RAW PETROLEUM AND NATURAL GAS

21.1.                     The unit sale price of the Crude Oil taken into consideration for the needs of the Contract shall be the actual F.O.B. sales price faithfully reflecting the current international market price as defined hereinbelow, at the Delivery Point.

21.2.                     The actual F.O.B. sales price, calculated each quarter of the Calendar Year, shall be the weighted average of the prices obtained by the Contractor and the State for sales contracts to Third Parties. Commissions paid at the time of sales to Third Parties shall not exceed the values in use in the international oil industry.

If such sales to Third Parties are not carried out during the quarter in question, or represent less than thirty percent (30%) of total sales, then the value shall be established by comparison with the “current international market price” during the quarter in question of the Crude Oil produced in Senegal and in the neighbouring producer countries, considering the differentials of quality, density, transport and payment.

“Current international market price” means a price enabling the Crude Oil sold to attain, at the sites of treatment or consumption, a competitive level equal to that practiced for Crude Oil of the same quality coming from other regions and delivered under comparable commercial conditions, both from the quantity standpoint as well as the destination and the use of the Crude Oil, taking into account market conditions and the type of contracts.

21.3.                     A commission chaired by the Minister, or his delegate and including representatives of the Administration and the representatives of the Contractor shall meet upon the request of its president, to establish, according to the stipulations of Article 21.2. above, the actual F.O.B. sales price of the Crude Oil produced, applicable to the quarter of the lapsed Calendar Year. The decisions of the commission shall be made unanimously.

21.4.                     If no decision is made by the commission within thirty (30) days after the end of the quarter of the Calendar Year in question, then the actual F.O.B. sales price of the Crude Oil produced shall be definitively established by an internationally acknowledged expert, appointed by agreement by the

Parties, or, lacking agreement, by the International Centre of Expertise of the International Chamber of Commerce.

The expert shall establish the price in accordance with the stipulations of Article 21.2 within twenty (20) days after his appointment. The costs of the expertise shall be equally shared by the Parties.

21.5.                     While waiting for the price to be established, the temporary actual F.O.B. sales price applicable for a quarter of the Calendar Year shall be the actual F.O.B. sales price of the previous quarter. Any necessary adjustment shall be implemented no later than thirty (30) days after the establishment of the actual F.O.B. sales price for the relevant quarter.

21.6.                     For the purposes of this Contract, the value of the Natural Gas sold or transferred to Third Parties or to the State shall be the actual price obtained by the contractor for the sale of the said Natural Gas.

As regards sales or transfer of Natural Gas other than those made to Third Parties or to the State, the relevant value shall be determined by agreement between the Minister and the Contractor, by taking into consideration inter alia the principles then in effect internationally for the marketing of the Natural Gas, the quality and the quantity of Natural Gas, and the price of the Senegalese Natural Gas sold to Third Parties under comparable market conditions.

ARTICLE 22

RECOVERY OF OIL COSTS AND PRODUCTION SHARING

22.1.                     In the event of Hydrocarbons production from the Contract Area, the Contractor shall have the right to receive free-of-charge, each Calendar Year, in view of the recovery of its Oil Costs, a maximum share of seventy-five percent (75%) of the Total Commercial Production of Crude Oil and Natural Gas.

If, during a Calendar Year, the value of the aforementioned maximum share of the Total Commercial Production, determined in accordance with the provisions of Article 21 above, is greater than the Oil Costs to be recovered during the said Year, then the Contractor shall receive only such lesser percentage of the production as is necessary and sufficient to recover the Oil Costs.

22.2.                     The Oil Costs shall be recoverable in the following manner:

a)             With the exception of the Costs relating to fixed assets, as provided for in Article 4 of Appendix 2 to this Contract, the Oil Costs incurred during the implementation of the Oil Operations with respect to the Contract Area shall be recovered

•                  during the Calendar Year in which the Oil Costs were incurred;

•                  or during the Calendar Year of the production launch of the first Commercial Deposit of the Contract Area, if the latter year is after the Calendar Year in which the Costs were incurred.

b)             The Oil Costs relating to fixed assets shall be recoverable at the annual amortization rate stipulated in Article 4 of Appendix 2 of this Contract.

The recovery of the Costs of the fixed assets corresponding to an Exploitation Perimeter shall begin:

•                  in the Calendar Year during which the fixed assets were implemented; or

•                  in the Calendar Year during which the production on said Exploitation Perimeter begins, if the latter year is after the Calendar Year in which the said fixed assets were implemented.

c)              If the Oil Costs recoverable during any Calendar Year exceed in value the limit fixed in Article 22.1 above, then the surplus shall be brought forward to the following Calendar Year or Years until the recovery of said Oil Costs.

22.3.                     The Contractor shall receive each Calendar Year, by way of compensation, a percentage of the Total Commercial Production after deduction of the Hydrocarbon share intended for the recovery of the Oil Costs of the said Year, (hereinafter the “Residual Production”) in accordance with the provisions of Articles 22.1 and 22.2 above.

For this purpose, the Residual Production shall be shared by the State and the Contractor by way of the daily oil or gas production, in accordance with the following brackets:

•                  As regards the Crude Oil or gas equivalent:

Daily production (Barrels or gas equivalent)	State	Contractor
Less than 30,000	35%	65%
30,001 to 60,000	40%	60%
60,001 to 90,000	50%	50%
90,001 to 120,000	54%	46%
Above 120,000	58%	42%

22.4.                     The recovery of Oil Costs and the production sharing shall be established every quarter of the Calendar Year on a cumulative basis. If the production or the Oil Costs recoverable are not finally known as of the calculation date, estimates made based on the Annual Works Schedule and the Budget of the Calendar Year in question, as indicated in Article 16 above, shall be used. No later than two (2) months after the end of each Calendar Year, the amounts of the recovery of the Oil Costs and the production sharing for said Calendar Year shall be determined as well as the necessary adjustments.

22.5.                     In the event of Non-Associated Natural Gas Production, the Oil Costs corresponding to this production shall be recoverable on the basis of the latter production only, unless the Parties agree otherwise.

22.6.                     Pursuant to the provisions of this article, the value of the Hydrocarbons produced shall be that determined in Article 21 above.

22.7.                     Unless otherwise agreed, the Contractor shall acquire the ownership of the Hydrocarbons at the Delivery Point to which it is entitled under this Contract. However, the responsibility of the Contractor shall remain liable prior to the said transfer of ownership, in accordance with the provisions of Article 4 above.

22.8.                     The State shall decide whether the production share coming to it, after the recovery of the Oil Costs and the compensation of the Contractor, shall be taken in kind or converted into currency.

If the State decides to take its production share in kind, in all or in part, then the Minister shall give the Contractor notice of its decision at least three (3) months before each six-month period of the Calendar Year indicating the exact quantity it wishes to take during the following six-month period of the Calendar Year.

If the State decides to convert into currency its production share in all or in part, the Contractor shall pay to the State the value of this production calculated in accordance with the provisions of Article 21 above. This payment shall be made on a monthly basis within thirty (30) days following the end of the month to which the payment applies, and the Contractor shall acquire title to the said production share at the Delivery Point.

It is understood that the Contractor shall not enter into any sale commitment as regards the State’s production share of which the duration is more than six (6) months, unless with the written consent of the Minister.

ARTICLE 23

TAXATION RULES

23.1.                     The Contractor is subject to corporate taxation as provided for in the General Tax Code and the Oil Code.

The net profits derived by the Contractor from all of its Oil Operations in the territory of the Republic of Senegal as defined in the General Tax Code, unless otherwise stated in the Oil Code, are subject to a tax on corporations of twenty-five percent (25%) calculated on the said net profits.

The Contractor shall maintain, per Calendar Year, in accordance with the regulations in effect in Senegal and the provisions of this Contract, a separate accounting of the Oil Operations which enables the establishing of a profits and losses account and a balance sheet indicating both the results of the said operations as well as the credit and liability items assigned thereto or directly relating thereto.

In the event that the Contractor is composed of several entities, the tax obligations of such entities are separate.

23.2.                     The Contractor and its Affiliated Companies under the protocols and agreements referred to in Article 8 paragraph 4 of the Oil Code shall benefit from the tax and customs advantages pursuant to Articles 48 and 49 of the Oil Code.

ARTICLE 24

SHARE EQUITY OF PETROSEN

24.1.                     Beginning from the Effective Date of this Contract, PETROSEN has in the Contract Area a share of the undivided interests of ten percent (10%) conferring upon it, in the proportion of its share equity, all rights and obligations of this Contract, subject to the provisions of this Article 24.

The share equity of PETROSEN indicated in the previous paragraph shall not entail for PETROSEN, during the entire duration of the research period, any participation in the expenses and charges incurred by the Contractor (including the expenses related to any indemnity in the event of non-compliance, the submission of a parent company bank bond, surface area rents and the training expenses pursuant to Articles 7.8, 7.10, 8, 19.2, 19.3 and 19.4 above respectively), the share of PETROSEN being borne by the other entities composing the Contractor, each on a prorated basis of its share equity percentage.

24.2.                     When the exploitation authorization with respect to an Exploitation Perimeter referred to in Article 10.1 becomes effective, PETROSEN shall have the option to increase its participation in the risks and profits associated with the Oil Operations in the said Exploitation Perimeter, in accordance with the following provisions:

a)             within an Exploitation Perimeter, the share equity of PETROSEN may reach a maximum of twenty percent (20%), i.e. a maximum increase of ten percent (10%).

b)             PETROSEN shall notify the Contractor of its decision to exercise its option to increase its share equity and the percentage of share equity chosen no later than six (6) months after the effective date of the authorization related to the Exploitation Perimeter;

c)              the share equity of PETROSEN relating to an Exploitation Perimeter shall be effective from the effective date of the relevant exploitation authorization;

d)             the entities, other than PETROSEN, composing the Contractor shall transfer to PETROSEN, each on a pro rata basis of its share equity as of that moment, a percentage of their share equity, of which the total shall be equal to the amount of increase in the share equity decided by PETROSEN;

e)              PETROSEN shall, separately for each Exploitation Perimeter, have the right to exercise or not to exercise its option to increase its share equity.

24.3.                     Starting from the effective date of its participation indicated in Article 24.2.c) above, PETROSEN:

a)             shall participate on a pro rata basis of its participation in the expenses corresponding to the Exploitation Perimeter in question;

b)             shall possess and remove its fraction of the production obtained on the basis of the said Exploitation Perimeter.

PETROSEN shall not, by virtue of its share equity, be obligated to reimburse any part of the expenses incurred before the effective date of the exploitation authorization in relation to the Exploitation Perimeter, or to contribute to training and promotion expenses.

In the event that PETROSEN should exercise its option to increase its share equity pursuant to Article 24.2. above, it shall reimburse in Dollars to the Contractor, with no interest, on a pro rata basis of the increase of its share equity, the expenses incurred related to the Exploitation Perimeter in question between the effective date of the exploitation authorization and the date of its option exercise notice. Said reimbursement shall be made within sixty (60) days following the said notification date.

24.4.                     The respective rights and obligations of PETROSEN and the other entities composing the Contractor shall be established in the Joint Operating Agreement referred to in Article 4.9 above.

24.5.                     PETROSEN, on the one hand, and the other entities composing the Contractor, on the other, shall not be jointly and severally liable for the obligations resulting from this Contract.

Accordingly, PETROSEN shall be individually liable to the State for its obligations as provided for in the Contract.

The State at all times guarantees the execution of the obligations of PETROSEN under this Contract. Any failure of PETROSEN in the execution of any of its obligations shall not be considered as a failure of the Contractor and may under no circumstances be invoked by the State to terminate this Contract.

24.6.                     The State reserves the right to have its share under this Article 24 held by a State Corporation other than PETROSEN.

ARTICLE 25

ACCOUNTING AND VERIFICATION

25.1.                     The Contractor shall keep its accounting in accordance with the regulations in effect and according to the provisions of the Accounting Procedure established in Appendix 2 attached hereto which is an integral part of this Contract.

25.2.                     Accounting records and books shall be kept in French and denominated in Dollars. These records shall in particular be used to determine the recovery of the Oil Costs, the gross earnings, the operating costs, the net profits and the preparation of the Contractor earnings statement. For the record only, the profits and losses accounts and the balance sheets shall also be kept in Francs CFA.

25.3.                     Account records and books shall be materially proven by detailed documents proving the expenses and receipts of the Contractor in accordance with the provisions and obligations of the Contract.

25.4.                     The State, after informing the Contractor in writing, shall have the right to examine and check, by its own officials or experts of its choosing, the account records and books relating to the Oil Operations. It shall have five (5) years following the end of the year in question to conduct this examination or this verification and to submit to the Contractor any objection in relation to any discrepancies or errors observed during the examination or verification.

The State’s failure to make a claim within the above-mentioned five (5) years shall end any objection, dispute or claim on the part of the State for the financial year in question.

ARTICLE 26

IMPORTS AND EXPORTS

26.1.                     The Contractor shall have the right to import into the Republic of Senegal on its behalf or on behalf of its subcontractor any materials, equipment, machines, apparatuses, automobiles, airplanes, spare parts and consumable material necessary for the Oil Operations.

The above-mentioned goods shall be imported by the Contractor in accordance with the provisions of Article 49 of the Oil Code.

Furthermore, the expatriate employees and the families, hired to work in the Republic of Senegal on behalf of the Contractor or its subcontractors, shall have the right to import into the Republic of Senegal, when becoming settled therein, their personal effects, including their car.

26.2.                     The Contractor and its subcontractors undertake to carry out the imports defined above, only in so far as the said goods are not available in the Republic of Senegal in equal quantity, quality, price, time frame and payment conditions, save for any special technical emergencies or requirements submitted by the Contractor or its subcontractors.

The Contractor and its subcontractors undertake to grant preference to Senegalese enterprises for all construction, supply or service contracts with equal conditions in terms of quantities, quality, price, time fame and payment conditions.

For all contracts of a value greater than two hundred thousand (200,000) Dollars, the Contractor shall select its subcontractors by means of invitations to bid with Senegalese and foreign companies or by means of any other appropriate method in use in the international oil industry.

26.3.                     The Contractor and its subcontractors, and their foreign employees and their families, shall have the right to re-export, from the Republic of Senegal free of any exit fees and taxes, the goods imported pursuant to Article 26.1 above which would no longer be necessary for the Oil Operations, subject to the application of provisions provided for in Article 2020 above.

26.4.                     The Contractor and its subcontractors shall have the right to sell, in the Republic of Senegal, on condition of informing the Minister in advance thereof, the goods that they imported when they are no longer necessary to the Oil Operations. In such event, it shall be the responsibility of the seller to fulfil all of the procedures required by the current regulations and to pay all fees and taxes applicable as of the transaction date, unless the above-mentioned goods are transferred to enterprises carrying out Oil Operations in the Republic of Senegal.

26.5.                     For the entire duration of the Contract, and subject to the provisions in Article 15 above, the Contractor shall have the right to export freely to the chosen destination for this purpose, free of any exit fees and taxes, the portion of Hydrocarbons to which the Contractor is entitled under the Contract.

26.6.                     All imports and exports under this Contract shall be subject to the procedures required by the current regulations concerning them, unless otherwise stipulated in Article 49 of the Oil Code.

ARTICLE 27

FOREIGN EXCHANGE

27.1.                     The Contractor shall be subject to the foreign exchange regulations of the Republic of Senegal. However, it is understood that the Republic of Senegal undertakes for the duration of this Contract to maintain in favour of the Contractor and its subcontractors the benefit of the following guarantees for the operations carried out within the framework of this Contract:

a)             the right to contract loans abroad necessary for the execution of their activities in Senegal;

b)             the right to collect and keep abroad all funds acquired or borrowed abroad, including earnings from sales, and to dispose thereof freely within the limit of the amounts exceeding the needs of their operations in Senegal;

c)              the free movement of funds belonging to them free of any rights, taxes and commissions of any kind between Senegal and any other country;

d)             the right to repatriate the capital invested within the framework of this Contract and to transfer their profits, in particular the interests and dividends;

e)              and the free transfer of amounts owed, as well as the free receiving of amounts which are owed to them for any reason whatsoever, with the responsibility to make the declarations provided by the current regulations.

27.2.                     For the execution of its operations, the Contractor shall be authorized to practice the exchange of national currency and the foreign currencies convertible at exchange rates not less favourable for the Contractor than the rates applicable on the relevant day or than the rates generally applicable in the Republic of Senegal to other firms, on the day of the operations.

27.3.                     Within thirty (30) days following the end of each Calendar Year quarter, the Contractor shall provide to the Minister in charge of finances, a report on the movements of funds related to the Oil Operations during the recently lapsed Quarter.

27.4.                     The expatriate employees of the Contractor shall have the right, in accordance with the current regulations in the Republic of Senegal, to the free exchange and to the free transfer to their country of origin of their savings on their salaries, as well as the contributions for retirement and savings plan paid by themselves or on their behalf, on condition that they have paid their taxes in the Republic of Senegal.

ARTICLE 28

PAYMENTS

28.1.                     All amounts owed to the State or to the Contractor shall be payable in Dollars or in any other convertible currency chosen by mutual agreement by the Parties.

28.2.                     In the event of a delay in a payment, the amounts owed shall bear interest at a rate equal to the LIBOR (London Interbank Offered Rate) plus two (2) percentage points per year, starting from the day on which they should have been paid.

TITLE VI

MISCELLANEOUS PROVISIONS

ARTICLE 29

CONTRACTOR’S RIGHTS OF TRANSFER AND INSPECTION

29.1.                     In accordance with the provisions of the Oil Code, the rights and obligations resulting from this Contract may not be transferred in part or in whole by any of the entities composing the Contractor without the prior approval of the Minister. The transfer shall involve the entirety of the rights and obligations relating to this Contract.

If, within sixty (60) days following the notification to the Minister of the transfer project accompanied by the transfer document, the Minister has not made known his reasoned opposition, then the said transfer shall be deemed approved by the Minister upon the expiration of the said time period.

Starting from the approval date, the transferee or transferees shall be acting in the capacity of the Contractor and shall fulfil the obligations imposed on the Contractor by the Oil Code and by this Contract to which they shall have adhered prior to the transfer.

In the event of a transfer to an Affiliated Company, the Minister shall authorize said transfer and may request, if applicable, that the parent company submit for the approval of the Minister a bond for the proper performance of the obligations under this Contract.

29.2.                     The Contractor also is responsible for submitting for the prior approval of the Minister:

a)             any change of individual or any project which could possibly bring about, in particular by means of a new distribution of the corporate shares, a modification of the control of the Contractor or a company composing the Contractor. The distribution of the corporate capital, nationality of the majority shareholders, as well as the by-law provisions relating to the headquarters and the rights and obligations under the social titles shall be considered as elements of control of the Contractor. However, transfers of corporate shares to Affiliated Companies shall be free. Transfers of corporate equity shares to Third Parties shall only be subject to the approval of the Minister if they are intended to place in the hands of the latter more than twenty-five percent (25%) of the company’s capital.

b)             any project for creating sureties encumbering the assets and facilities assigned to the Oil Operations.

The projects referred to in this Article 29.2 shall be made known to the Minister. If, within sixty (60) days after said notification, the Minister has not notified the Contractor of its reasoned opposition to the said project, they shall be considered as having been approved.

ARTICLE 30

TERMINATION OF THE CONTRACT

30.1.                     Pursuant to the Oil Code, this Contract may be terminated by the State in any of the following cases:

a)             serious violation by the Contractor of the provisions of the Oil Code, or stipulations of this Contract, after official notification with no remedy within three (3) months;

b)             delay of more than three (3) months as regards any payment to be made by the Contractor to the State, after a formal notice has not been heeded during a period of three (3) months;

c)              after the startup of production on a Marketable Deposit, shutdown of its exploitation for one (1) year, without resumption of this exploitation six (6) months after receipt of a formal notice to that end;

d)             the non-execution by the Contractor within the time period ordered of an arbitration ruling corresponding to this Contract;

e)              or legal regulation or liquidation of the assets of the Contractor or its parent companies.

30.2.                     For the application of the provisions mentioned above, the Minister shall officially, by registered mail return receipt requested, ask the Contractor to comply with its obligations within the time periods established in paragraphs a) through d) above.

If the Contractor does not comply with this injunction within the applicable time periods, then this Contract may be terminated.

ARTICLE 31

FORCE MAJEURE

31.1.                     When one Party is incapable of performing its contract obligations, excluding payments which it owes, or can only perform the said obligations belatedly, due to an event of Force Majeure, the non-performance or delayed performance shall not be deemed violation of this Contract, on condition, however, that there is a link of cause and effect between the prevention and the event of Force Majeure invoked.

The Parties may rely on arbitration to determine, in particular, the nature of the alleged obstacle and its effect on the contractual obligation of the interested Party.

31.2.                     For the purposes of this Contract, may be deemed an event of Force Majeure any unforeseen event that is uncontrollable and beyond the control of the Party invoking it, such as earthquakes, riots, insurrections, civil troubles, sabotage, wars or conditions attributable to war. The Parties intend that the term “Force Majeure” shall, to the greatest extent possible, be construed in conformance with the principles and uses of international law.

31.3.                     When a Party considers that it is prevented from performing any one of its obligations due to an event of Force Majeure, it must immediately notify the other Party thereof and indicate the reasons therefor.

It must also take all useful measures to ensure the normal resumption of the execution of the obligations affected as soon as possible, immediately from the cessation of the event of Force Majeure.

31.4.                     If, subsequent to an event of Force Majeure, the performance of any one of the obligations of the contract is deferred, then the duration of the resulting delay and the time period which could be necessary to repair any damage caused by the event of Force Majeure shall be added to the time period granted under the terms of the contract for the performance of the said obligation as well as the duration of the Contract.

ARTICLE 32

ARBITRATION AND EXPERTISE

32.1.                     In the event of any dispute arising between the State and the Contractor, concerning the interpretation or the performance of this Contract or any one of its provisions, the Parties shall attempt to resolve it out of court.

If the Parties are unable to settle the dispute out of court within three (3) months from its notification, they shall mutually agree that such a dispute shall be submitted to the International Centre for the Resolution of Investment-related Disputes (C.I.R.D.I.), for the purpose of its resolution by means of arbitration in accordance with the Agreement for the Resolution of Investment-related Disputes between Countries and Nationals of other Countries signed March 18, 1965 and ratified by Senegal according to the terms of Decrees 67-517 dated May 19, 1967 and which appeared in the Official Bulletin of the Republic of Senegal on June 10, 1967. The arbitration court shall be composed of three (3) arbitrators.

32.2.                     Arbitration shall take place in Paris (France). The arbitration procedure shall be conducted in French, and the applicable law shall be Senegalese Law.

The award of the court shall be handed down definitively and irrevocably; it shall be binding on the Parties and is immediately executable.

32.3.                     32.3.                     The Parties undertake to comply with any preservative measure ordered or recommended with majority ruling by the arbitration court constituted in accordance with the provisions of Article 32.1 above.

The introduction of an appeal in arbitration involves any suspension of effects regarding the object of the dispute. On the other hand, the execution by the Parties of their other obligations under this Contract shall not be suspended during the arbitration period.

32.4.                     In the event of difficulty in the performance of this Contract, the Parties shall mutually agree, in particular before any arbitration and lacking out-of-court settlement, to request from an expert to assist them in the out-of-court treatment of their dispute. Said expert shall be appointed by mutual agreement by the Parties or lacking agreement, by the International Expertise Centre of the International Chamber of Commerce in

accordance with the technical expertise regulation thereof. The costs and fees of the expert shall be equally shared by the Parties (or at the expenses of the Contractor excluding PETROSEN until the startup of the commercial production).

ARTICLE 33

APPLICABLE LAW -STABILIZATION OF CONDITIONS

33.1.                     This Contract and the Oil Operations undertaken within the framework of said Contract are governed by the laws and regulations of the Republic of Senegal.

33.2.                     The Contractor shall be subject to the laws and regulations of the Republic of Senegal.

33.3.                     No provision may be applied to the Contractor the purpose of which is to directly or as a consequence thereof increase the charges and obligations deriving from the systems mentioned in Chapter 7 of the Oil Code, as these systems are defined by the legislation and the regulations in effect as of the date this Contract is signed, without prior agreement of the Parties.

ARTICLE 34

NOTIFICATIONS

34.1.                     All notices or other communications related to this Contract shall be forwarded in writing and shall be considered as having been submitted as soon as they have been carried or delivered under stamped recommended cover with acknowledgement of receipt or forwarded via telex or fax (with confirmation of receipt) to the choice of domicile indicated hereinbelow:

For the Republic of Senegal:

Minister of State:

Minister of International Cooperation, Art Transport, Infrastructures and Energy

Immeuble Tamaro

Rue Mohamed V x Jules Ferry

B.P. 23592 Dakar

Senegal

Tel.: (221) 33 849 88 43

Fax: (221) 33 849 88 15

Email: ME@micatti.gouv.sn

If to the Contractor

SOCIETE DES PETROLES DU SENEGAL

Managing Director

Route du Service Géographique, Hann

B.P. 2076 Dakar

Senegal

Tel.: (221) 33 839 92 98

Fax: (221) 33 832 18 99

Email: petrosen@petrosen.sn

If to PETRO TIM LIMITED

Boîte Postale 866 Anderson Square Building, Grand Cayman, KY111023 Or Suite 1109, Tai Yau Building, 181 Johnston Road, Wanchai, Hong Kong

Chief Executive Officer

Tel.: + 852 2961 2768

Fax: + 852 3011 3012

Email: edwongjk@gmail.com

34.2.                     The State and the Contractor may at any time change their authorized representative or modify the above choice of their address for notices, on condition of making it known with an advance notice of ten (10) days.

ARTICLE 35

OTHER PROVISIONS

35.1.                     The titles included in this Contract are inserted for purposes of convenience and of reference and in no way define, or limit or outline the scope or the purpose of the Contract, or any one of its clauses.

35.2.                     Appendices 1 and 2 attached hereto are an integral part of this Contract.

35.3.                     This Contract can only be modified in writing and by mutual agreement by the Parties.

35.4.                     Any waiver by the State of the performance of any obligation of the Contractor shall be recognized by this Contract.

35.5.                     The Effective Date shall be the date of the decree of approval of this Contract. .

IN WITNESS WHEREOF, the Parties to this Contract have mutually agreed to sign the said Contract in five (5) copies and to submit it to the recording procedure at no cost.

Dakar, 17 January 2012

For the Contractor:

PETRO-TIM LIMITED	PETROSEN

/s/ M Wong Joon KWANG	/s/ Mr Ibrahima MBODJI
M Wong Joon KWANG	Mr Ibrahima MBODJI

For the Republic of Senegal

Minister of State

Minister of International Cooperation, Air Transport, Infrastructure and Energy

/s/ M. Karim WADE
Mr. Karim WADE

For Approval

THE PRESIDENT OF THE REPUBLIC

/s/ H.E. Abdoulaye WADE
H.E. Abdoulaye WADE

For Approval

APPENDIX 1

DELINEATION OF THE CONTRACT AREA

SAINT LOUIS OFFSHORE PROFOND The total surface area is deemed equal to 9,463 square kilometres Block’s coordinates

Point	Longitude	Latitude
A	17°10’00” W	16°04’00” N
B	18°30’00” W	16°04’00” N
C	18°30’00” W	15°25’00” N
D	17°22’00” W	15°25’00” N

APPENDIX 2

ACCOUNTING PROCEDURE

ARTICLE 1
GENERAL PROVISIONS

1.1.                        Purpose

This Accounting Procedure shall be followed and respected in the execution of the Contract obligations to which it is attached.

The object of this Accounting Procedure is to establish the rules and methods of accounting for the determination of the costs and expenses incurred by the Contractor and necessary, in accordance with the rules of the art in use in the international oil industry, for Oil Operations (hereinafter called “Oil Costs”).

1.2.                        Accounts and allocations

The Contractor shall record separately in different accounts all transactions with respect to Oil Operations and shall continuously keep accounts, books and records, distinguishing in particular:

• research expenses;

• evaluation expenses according to discovery;

• if necessary, according to Exploitation Perimeter:

• development and transport expenses of the production;

• current exploitation and transport expenses of the production;

• abandonment expenses;

• financial fees;

• general and administrative expenses.

The accounts, books and records of the Contractor shall be kept following the rules of the accounting schedule in effect in Senegal and the practices and methods in use in the international oil industry.

In accordance with the provisions of Article 25.2 of the Contract, the accounts, books and records of the Contractor shall be kept in French and denominated in Dollars.

Whenever it is necessary to convert into Dollars the expenses and receipts paid or received in any other currency, they shall be evaluated based on the exchange rate quoted on the exchange markets in Paris, according to the modalities established by mutual agreement.

All profits or losses resulting from the exchange of currency at the time of the transactions covered by this Contract shall be debited or credited to the account of the Oil Costs.

1.3.                        Interpretation

The definitions of the terms included in this Appendix 2 are the same as the corresponding terms in the Contract.

In the event there is a conflict between the provisions of this Accounting Procedure and that of the Contract, this one shall prevail.

1.4.                        Modifications

The provisions of the Accounting Procedure can be modified by mutual agreement by the Parties.

The Parties mutually agree that if one of the provisions of the Accounting Procedure should be inequitable with regard to one Party, they shall in good faith modify the provision in question to even out any inequality.

ARTICLE 2
PRINCIPLES AND BASES FOR ALLOCATION OF THE OIL PRODUCER COSTS

The Contractor shall keep a detailed account of the Oil Costs in which the Oil Costs borne for Oil Operations shall be posted and from which the following expenses and costs shall be debited:

2.1.                        Personnel expenses

All payments made or expenses incurred to cover the fixed salaries of employees of the Contractor and its Affiliated Companies directly assigned, either part-time or full-time, to the Oil Operations in the territory of the Republic of Senegal, including the legal and social charges and all additional charges or expenses provided by individual or collective agreements in accordance with the administrative regulations of the Contractor.

2.2.                        Buildings

Construction, maintenance costs and related expenses including the leasing amount paid for all offices, houses, warehouses, and buildings, including the residences and recreation centres for employees and the costs of equipment, furnishings and fittings necessary for the use of such buildings required for the execution of the Oil Operations.

2.3.                        Materials, equipment and leasing amounts

Costs of the equipment, materials, machines, articles, furnishings and facilities bought or furnished for the needs of the Oil Operations, as well as the leasing amounts or compensations paid or incurred for the use of all equipment and facilities necessary to the Oil Operations, including equipment belonging to the Contractor.

2.4.                        Transportation

Transportation of the employees, equipment, materials and supplies within Senegal, as well as between Senegal and other countries, necessary for the Oil Operations. The transportation costs of the employees shall include the moving costs of the employees and their families paid by the Contractor in accordance with the policy established by the latter.

2.5.                        Services rendered by the subcontractors

The costs for the provision of services rendered for the needs of the Oil Operations by the subcontractors, consultants, expert advisors as well as all costs related to services rendered by the State or any other Senegalese authority.

2.6.                        Insurance policies and claims

Premiums paid for insurance policies that it is customary to underwrite for the Oil Operations needing to be implemented by the Contractor and all expenses incurred and paid for settlement of all losses, claims compensation and other expenses, including the legal services expenses not recovered by the policy holder and the expenses deriving from legal decisions.

If, after the approval of the Minister, no insurance policy has been undersigned for a particular risk, all expenses incurred and paid by the Contractor for settlement of all losses, claims, compensations, legal decisions and other expenses.

2.7.                        Legal expenses

All expenses related to the conduct, examination and the settlement of disputes of claims arising due to the Oil Operations, or those expenses necessary to protect or recover goods acquired for the needs of the Oil Operations, including in particular legal fees, court or investigation costs, and amounts paid by way of settlement or balance of such disputes or claims. If such actions must be conducted by the legal department of the Contractor, a reasonable compensation shall be included in the Oil Costs, which shall under no circumstances exceed the cost of the provision of such service normally practiced by a Third Party.

2.8.                        General and administrative expenses (“General Expenses”)

2.8.1.                  The General Expenses in the Republic of Senegal correspond to the retirement and personnel expenses of the Contractor serving the Oil Operations in the Republic of Senegal of which the work time is not directly assigned to the latter and the maintenance and operating costs of a general and administrative office and the auxiliary offices in the Republic of Senegal necessary for the Oil Operations.

2.8.2.                  The Contractor shall add a reasonable amount by way of General Expenses abroad necessary for the implementation of the Oil Operations and supported by the Contractor and its Affiliated Companies, the said amount being determined as a function of the annual amount of the Oil Costs (excluding financial fees and General Expenses) in the following manner:

a)                                     for the range up to three million (3,000,000) Dollars per year: three percent (3%);

b)                                     for the range between three million (3,000,000) Dollars and six million (6,000,000) Dollars per year: two percent (2%):

c)                                      for the range between six million (6,000,000) Dollars and ten million (10,000,000) Dollars per year: one percent (1%);

d)                                     for the range over ten million (10,000,000) Dollars per year: zero point five percent (0.5%).

2.9.                        Financial expenses

The interest and banking fees pertaining to the capital placed by Third Parties at the disposal of the Contractor to cover a fraction of the investment costs for development of the Commercial Deposits and transport of their production to Senegal to the Delivery Point corresponding to the fixed assets, in so far as they do not exceed the normal rates in use on the international financial markets for similar-type loans; as well as, notwithstanding Article 8.2 of the General Tax Code, the interest and banking fees used for associates or the Affiliated Companies by way of amounts that they place at the disposal of the Contractor in addition to their capital share, if these amounts are assigned to cover a reasonable co-payment of the development investment costs of the Commercial Deposits and transport of their production to Senegal to the Delivery Point corresponding to fixed assets and if the interest rates do not exceed the rates mentioned above. Debts incurred abroad shall be reported beforehand to the Minister.

2.10.                 Provisions for abandonment costs

Provisions for abandonment costs set aside in accordance with the provisions of Article 20.1 of the Contract.

2.11.                 Other expenses

All expenses incurred by the Contractor and necessary for the conducting of the Oil Operations, other than the expenses covered and regulated by the previous provisions in Article 2 of this Appendix 2, and other than expenses, fees or losses not deductible for the determination of the profit subject to taxation on corporations in accordance with the General Tax Code or not capable of being allocated to the account of Oil Costs pursuant to Article 2.12 hereinbelow.

2.12.                 Expenses that cannot be allocated to the Oil Costs account

Expenses that are not directly necessary for the implementation of the Oil Operations, and the expenses excluded by the provision of the Contract or this Accounting Procedure as well as the regulations in effect in the Republic of Senegal, cannot be allocated to the Oil Costs account and are therefore not recoverable.

In particular, these expenses include:

a)                                     expenses related to the period before the Effective Date;

b)                                     all expenses related to the operations carried out beyond the Delivery Point, such as transport and marketing costs;

c)                                      financial fees related to the financing of the Oil Operations for research, evaluation and exploitation and those related to the financing of the development costs and transport of the production to the Delivery Point exceeding the limits included in Article 2.9 above.

On the other hand, the provisions deductible from the net profit by way of taxation on corporations (excluding the provisions for abandonment costs included in Article 2.10 above) cannot be allocated to the Oil Costs account due to the definition of the latter.

2.13.                 Sums brought to the credit of the Oil Costs Account

In particular defined as credits to the Oil Costs to be recovered are the following earnings and products:

a)                                     earnings from the marketing of the quantity of Hydrocarbons available to the Contractor, in accordance with Article 21.1 of the Contract, by way of recovery of Oil Costs;

b)                                     all other earnings or products linked to the Oil Operations, in particular those from:

•                                          the sale of related substances: -all services rendered to Third Parties using the facilities assigned to the Oil Operations, in particular treatment, transport and storage of products for Third Parties in these facilities;

•                                          the transfer of assets of the Contractor, and the transfer of all or part of the rights and obligations of the Contractor pursuant to Article 29 of the Contract.

ARTICLE 3
PRINCIPLES GOVERNING THE ALLOCATION OF COSTS FROM THE PROVISION OF SERVICES, MATERIALS AND EQUIPMENT USED IN THE OIL OPERATIONS

3.1.                        Technical Services

A reasonable rate shall be applied for technical services rendered by the Contractor or by its Affiliated Companies in relation to the Oil Operations executed within the framework of this Contract, such as gas, water or bore sample analyses, and any other test and analysis, on condition that such rates do not exceed those normally applied to similar services provided by service companies and independent laboratories.

3.2.                        Purchase of materials and equipment

The materials and equipment purchased that are necessary to the Oil Operations shall be allocated to the Oil Costs account on the basis of the “Net Cost” borne by the Contractor.

The “Net Cost” shall include the purchase price (deduction of any discounts and rebates obtained) and the elements such as export commissions or unloading and licensing fees and charges related to the supply of materials and equipment, as well as any losses in transit which are not recovered by insurance.

3.3.                        Use of equipment and facilities belonging to the Contractor

The equipment and facilities belonging to the Contractor and used for the Oil Operations shall be allocated to the Oil Costs account at a leasing rate intended to cover maintenance, repairs, amortization and the necessary services to the Oil

Operations, on condition that such costs do not exceed those normally practiced in the Republic of Senegal for similar services.

3.4.                        Evaluation of transferred materials

All materials transferred from warehouses of the Contractor or its Affiliated Companies, or by any of the entities composing the Contractor or their Affiliated Companies, shall be evaluated as follows:

a)                                     New materials

New materials (condition “A”) represent new materials which have never been used: one hundred percent (100%) of the Net Cost defined above in Article 3.2.

b)                                     Materials in good condition

Materials in good condition (condition “B”) represent materials in good service condition still usable in their primary intended use without repair: seventy-five percent (75%) of the Net Cost of the new materials as defined in paragraph a).

c)                                      Other used materials

Other used materials (condition “C”) represent materials still usable in their primary intended use, but only after repairs and overhaul: fifty percent (50%) of the Net Cost of the new materials defined in paragraph a).

d)                                     Materials in poor condition

Materials in poor condition (condition “D”) represent materials which are no longer usable in their primary intended use but for other services: twenty- five percent (25%) of the Net Cost of the new materials defined in paragraph a).

e)                                      Scrap and rejects

Scrap and rejects (condition “E”) represent materials beyond use and irreparable: current price for scrap.

f)                                       Evaluation

The Parties may replace the rates mentioned in paragraphs b) through e) above with evaluations made jointly by their representatives.

3.5.                       Prices of materials and equipment transferred by the Contractor

a)                                     Materials, equipment and consumable matter bought by all entities composing the Contractor or shared among them in kind, shall be evaluated according to the principles defined in Article 3.4 above.

b)                                     Materials and equipment bought by any of the entities composing the Contractor or by Third Parties shall be evaluated on the basis of the sale price received, which under no circumstances shall be less than the price determined according to the principles defined in Article 3.4 above.

c)                                      The corresponding amounts shall be credited to Oil Costs.

ARTICLE 4
AMORTIZATION OF FIXED ASSETS AND RESEARCH EXPENSES

4.1.                        Fixed Assets

For the purposes of recovery of the Oil Costs stipulated in Article 21.1 of the Contract and for the determination of the net taxable profit of the Contractor, the Oil Costs related to the fixed assets produced by the Contractor and necessary to the Oil Operations shall be amortized according to a straight-line amortization system.

The minimum period for amortization shall be five (5) Calendar Years (or ten (10) Calendar Years with respect to the production transportation fixed assets), starting from the Calendar Year during which the fixed assets are produced, or starting from the Calendar Year during which the said fixed assets are placed in normal service if this latter Calendar Year is later. The date of placement into normal service begins at the earliest year of regular production obtained starting from the fixed assets in question.

4.2.                        Research Expenses

The Oil Costs, with the exception of the Costs related to fixed assets, shall be recoverable and deductible starting in their year of implementation or according to the choice of the Contractor at an annual rate of amortization chosen by the latter and applicable according to the system of straight-line amortization.

In particular, for the purposes of the recovery of the Oil Costs provided in Article 21.1 of the Contract and for the determination of the net taxable profit of the Contractor, research expenses for Hydrocarbons incurred by the Contractor including in particular geological and geophysical expenses and the exploration drilling expenses (except for the productive exploration drilling expenses, which shall be capitalized) shall be considered as being recoverable and deductible charges in their entirety starting in their year of implementation or may be amortized according to a system of amortization chosen by the Contractor.

ARTICLE 5
INVENTORIES

5.1.                        Frequency

The Contractor shall keep a permanent and cost inventory of all the goods used for the Oil Operations and shall conduct at reasonable intervals, at least once per year, physical inventories as required by the Parties.

5.2.                        Notification

A written notification of the intention of conducting a physical inventory shall be forwarded by the Contractor at least sixty (60) days before the beginning of the said inventory, so that the Minister and the entities composing the Contractor can be represented at their expense during this inventory.

5.3.                        Information

In the event that the Minister or an entity composing the Contractor is not represented during an inventory, such Party or Parties shall be linked by the inventory established by the Contractor which shall then supply such party or Parties with a copy of the said inventory.

ARTICLE 6
FINANCIAL AND ACCOUNTING STATEMENTS

The Contractor shall supply to the Ministry all reports, returns and statements provided by the provisions of the Contract and the regulations in effect and in particular the following financial and accounting statements:

6.1.                        Oil Cost Recovery Report

A quarterly report shall be submitted no later than one (1) month after the end of each Calendar Year quarter. It shall show the following elements of the Oil Costs accounts:

a)                                     the amount of the Oil Costs remaining to be recovered at the beginning of the quarter;

b)                                     the amount of the Oil Costs related to the quarter in question and recoverable according to the provisions of the Contract;

c)                                      the quantity and the value of the production of Hydrocarbons paid out during the quarter by the Contractor with regard to the recovery of Oil Costs;

d)                                     the amount of the earnings or products credited pursuant to Article 2.1 b) above during the quarter;

e)                                      the amount of the Oil Costs remaining to be recovered at the end of the quarter.

In addition, an annual recovery report of Oil Costs shall be submitted before the end of the month of February of each Calendar Year.

7.2                               Production Report

After the beginning of production, this monthly report shall be submitted no later than fifteen (15) days after the end of each month.

It shall show, for each month, the detail of the production of each Marketable Deposit and in particular the quantities of Hydrocarbons:

a)                                     in stock at the beginning of the month;

b)                                     removed during the month;

c)                                      lost and used for the needs of the Oil Operations;

d)                                     in stock at the end of the month.